Exhibit (c)(5)

Project Farfalla EXCHANGE RATIO ANALYSIS 3 AUGUST 2012 CONFIDENTIAL DRAFT

PeriodMin MaxAverage04/04/2012 Spot- -- -3.89x1 Week to 04/04/20123.73x3.89x3.782 Weeks to 04/04/20123.723.893.803 Weeks to 04/04/20123.724.003.854 Weeks to 04/04/20123.694.003.83Entire “Unaffected” Period3.694.003.84Demerger to 04/04/20122.88x4.75x3.68xDemerger to 08/01/20122.884.753.76Other01/01/2012 to 04/04/20123.694.704.12Benchmarks01/01/2012 to 08/01/20123.694.704.1004/05/2012 to 08/01/20123.754.524.0804/05/2012 to 05/29/20123.754.524.125/30/2012 to 08/01/20123.804.364.04”Unaffected” Period 2.5x 3.0x 3.5x 4.0x 4.5x 5.0x January-11 April-11 July-11 October-11 January-12 April-12 August-12 Exchange Ratio CONFIDENTIAL PROJECT FARFALLA CNH / FI Exchange Ratio Analysis 1 Source: FactSet as of 08/01/2012. (1) 03/01/2012 to 04/04/2012, as per Sergio Marchionne’s definition. 04/05/2012 First mention of possibility of combination 01/03/2011 FI Demerger 05/30/2012 Proposal from FI to enter into combination 08/01/2012 3.90x (3%) 03/01/2012 - 04/04/2012 “Unaffected” Period(1) 3.86x 4.03x 4.06x (1) (1) 3.94x

PROJECT FARFALLA CONFIDENTIAL

CNH / FI Exchange Ratio Analysis (cont'd)

"Unaffected" Period	Average	Implied Premium / (Discount) of Certain Exchange Ratios Since April 4, 2012 Over "Unaffected" Averages		
		04/05/2012	05/30/2012	08/01/2012
		3.86x	*4.06x*	*3.90x*
04/04/2012 Spot	3.89x	*(0.8%)*	*4.3%*	*0.2%*
1 Week to 04/04/2012	3.78	*2.1%*	*7.4%*	*3.1%*
2 Weeks to 04/04/2012	3.80	*1.6%*	*6.8%*	*2.6%*
3 Weeks to 04/04/2012	3.85	*0.3%*	*5.4%*	*1.3%*
4 Weeks to 04/04/2012	3.83	*0.9%*	*6.1%*	*1.9%*
Entire "Unaffected" Period	3.84	*0.7%*	*5.8%*	*1.7%*

"Unaffected" Period	Average	Implied Exchange Ratio at Various % Premia to "Unaffected" Averages				Corresponding Premium to Current Exchange Ratio of 3.90x			
		10%	20%	30%	40%	10%	20%	30%	40%
04/04/2012 Spot	3.89x	4.28x	4.67x	5.06x	5.45x	*9.8%*	*19.8%*	*29.8%*	*39.7%*
1 Week to 04/04/2012	3.78	4.16	4.54	4.92	5.29	*6.7%*	*16.4%*	*26.1%*	*35.8%*
2 Weeks to 04/04/2012	3.80	4.18	4.56	4.94	5.32	*7.2%*	*17.0%*	*26.7%*	*36.5%*
3 Weeks to 04/04/2012	3.85	4.24	4.62	5.01	5.39	*8.6%*	*18.5%*	*28.4%*	*38.2%*
4 Weeks to 04/04/2012	3.83[1]	4.21	4.59	4.98	5.36	*8.0%*	*17.8%*	*27.6%*	*37.4%*
Entire "Unaffected" Period	3.84	4.22	4.60	4.99	5.37	*8.2%*	*18.1%*	*27.9%*	*37.7%*

Source: FactSet as of 08/01/2012.
(1) 03/01/2012 to 04/04/2012, as per Sergio Marchionne's definition.

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Appendix PROJECT FARFALLA

PROJECT FARFALLA CONFIDENTIAL

Cumulative Stock Price, Foreign Exchange Rate and Exchange Ratio Performance



CNH-US
FI-IT
FX rate
Exchange ratio
4/4/12
5/30/12
15.0%
10.0%
5.0%
0.0%
-5.0%
-10.0%
-15.0%
-20.0%
-25.0%
2/29/12
3/19/12
4/7/12
4/26/12
5/15/12
6/3/12
6/22/12
7/11/12
7/30/12

Source: FactSet.

3

PROJECT FARFALLA

CONFIDENTIAL

Foreign Exchange Rate Over Time

$ / € exchange rate


1.550x
1.450x
1.350x
1.250x
1.150x
More favorable to FI
More favorable to CNH
3/1/12: $1.333/€
4/4/12: $1.312/€
5/30/12: $1.239/€
1/1/11
3/14/11
5/25/11
8/5/11
10/16/11
12/27/11
3/8/12
5/19/12
7/30/12
1.34x
1.32x
1.30x
1.28x
1.26x
1.24x
1.22x
3/1/12: 1.333x
Unaffected date: 1.312x
Transaction announcement: 1.239x
3/1/12
3/16/12
3/31/12
4/15/12
4/30/12
5/15/12
5/30/12

4

Source: FactSet.

PROJECT FARFALLA CONFIDENTIAL

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5

CONFIDENTIAL PROJECT FARFALLA 6 The information herein has been prepared by Lazard based upon information supplied by CNH (the “Company”) and Fiat Industrial or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and Fiat Industrial with respect to the anticipated future performance of the Company and Fiat Industrial. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or Fiat Industrial or any other entity, or concerning solvency or fair value of the Company, Fiat Industrial or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Fiat Industrial as to the future financial performance of the Company or Fiat Industrial. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.